Exhibit 99.01

GoRemote Announces Murray Rudin Joins Expanded Board

Riordan, Lewis & Haden Partner Brings Corporate Finance Expertise

MILPITAS, CA – July 12, 2004 – GoRemote Internet Communications, Inc., formerly GRIC Communications, Inc., a leading provider of managed remote access solutions, announced today the expansion of its Board of Directors from nine to ten members and the appointment of Murray Rudin to fill the tenth seat.

Mr. Rudin, 41, is a General Partner of Riordan, Lewis & Haden (RLH), a private equity firm, having joined RLH in 1998. RLH was the lead investor in Axcelerant, Inc., a provider of managed broadband solutions, which GoRemote acquired in December 2003. Mr. Rudin was a Board member of Axcelerant from 2001 until its acquisition.

From 1993 to 1998, he was Chief Financial Officer and Director of Business Development of Voxel Corporation, a publicly traded medical imaging technology enterprise. From 1990 to 1993, Mr. Rudin was a principal of Valley Investors, Inc., a venture capital fund. Mr. Rudin holds a B.S. degree in electrical engineering (summa cum laude) from the University of Rochester and a J.D. degree (magna cum laude) from Harvard Law School.

“We are extremely pleased that Murray has joined GoRemote’s Board,” said Hong Chen, Chairman of GoRemote. “He brings substantial corporate finance expertise and contacts with middle market enterprises. Murray’s knowledge of the branch office and teleworker environment, gained during his tenure on the Board of Axcelerant, will be valuable assets as we continue to drive our leading managed remote access solutions into the enterprise market,” he added.

About GoRemote

GoRemote Internet Communications, Inc. (Nasdaq: GRIC - News) is the world’s leading provider of secure remote access solutions for distributed enterprises. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network(TM) is the world’s largest access network with more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1-408-955-1920.

NOTE: GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.

This news release may include “forward-looking” statements, including projections about the business of GoRemote Internet Communications, Inc. (formerly GRIC Communications, Inc.), within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense are forward-looking statements. These forward-looking statements are based on information available to us at the time of the release and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including unanticipated delays or unforeseen issues in the deployment and use of our services, as well as the risks and uncertainties associated with our business that are detailed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.